                                                                                                EXHIBIT 99.1
                                                                                       FOR
IMMEDIATE RELEASE

POOL CORPORATION
REPORTS THIRTEENTH CONSECUTIVE YEAR OF RECORD RESULTS

20% EARNINGS PER SHARE INCREASE FOR THE YEAR

COVINGTON, La. (February 15, 2007) - Pool Corporation (the “Company” or “POOL”) (Nasdaq/GSM: POOL) today reported record net sales and net income for 2006.

Earnings per share for 2006 increased 20% to $1.74 per diluted share on net income of $95.0 million, compared to $1.45 per diluted share on net income of $80.5 million last year.

Net sales for the year ended December 31, 2006 increased $357.1 million, or 23%, to $1.91 billion, compared to $1.55 billion in 2005. The increase in net sales includes $204.7 million related to acquired sales centers and $152.4 million of base business sales growth. The 10% increase in base business sales is due to the continued growth in the installed base of swimming pools, POOL’s execution of its sales and service programs, inflationary price increases passed through the supply chain, 26% growth in complementary product sales and sales from new locations.

Gross profit for the year ended December 31, 2006 increased $107.5 million, or 25%, to $539.9 million from $432.4 million in 2005. This increase is primarily due to the increase in net sales. Gross profit as a percentage of net sales (gross margin) increased 40 basis points to 28.3% in 2006 from 27.9% in 2005. The gross margin improvement is primarily attributable to the benefits achieved through our supply chain management initiatives, including our pre-price increase inventory purchases in the fourth quarter of 2005 and second quarter of 2006.

Operating expenses in 2006 increased $75.5 million, or 25%, to $372.6 million from $297.1 million in 2005. Operating expenses as a percentage of net sales increased to 19.5% in 2006 from 19.1% in 2005 due to the higher expense ratios for acquired businesses and start-up costs and higher expense ratios for the 17 new sales centers opened in 2006.

Operating income increased $32.0 million, or 24%, to $167.4 million in 2006 from $135.4 million in 2005. Operating income as a percentage of net sales (operating margin) increased 10 basis points to 8.8% in 2006 from 8.7% in 2005. EBITDA (as defined in the addendum) increased 24% to $183.0 million in 2006 from $147.4 million in 2005.

Cash provided by operations was $69.0 million in 2006, compared to $39.5 million in 2005. The increase in 2006 cash provided by operations is primarily the result of the increase in net income.

“We are pleased with another strong year of growth in 2006. This marks our 11th consecutive year of 20% or greater earnings per share growth, which represents all of our years as a publicly traded company. In our continuing effort to provide exceptional value to both our customers and our suppliers, we made important investments in 2006 to expand our networks and value-added programs. Combined with other investments that strengthen every aspect of our organization, we have positioned the Company to leverage our industry’s unique dynamics in order to realize our long-term earnings objectives and create substantial value for our shareholders,” commented Manuel Perez de la Mesa, President and CEO.

In the fourth quarter of 2006, net sales increased $18.7 million, or 6%, to $318.5 million, compared to $299.8 million in the comparable 2005 period. This increase is due to the Wickham acquisition, growth in the Horizon business and a 1% increase in base business sales. Gross margin decreased 180 basis points to 26.0% in the fourth quarter of 2006 from 27.8% for the same period last year. This decrease is primarily attributable to a fourth quarter adjustment to the estimated amount of vendor incentives earned for the year based on our actual 2006 product purchases. Operating loss for the fourth quarter was $4.1 million compared to operating income of $2.3 million in the same period last year. Loss per share for the fourth quarter of 2006 was $0.10 per basic share on a net loss of $5.0 million, compared to a loss of $0.02 per basic share on a net loss of $0.9 million in the fourth quarter of 2005.

“We project 15% to 20% earnings growth in 2007. Given the tougher first half comps, we expect to realize the growth relative to 2006 as the year unfolds,” continued Perez de la Mesa.

POOL also announced today that it has completed the placement of $100.0 million aggregate principal amount of Floating Rate Senior Notes (the “Notes”) in a private placement offering, on February 12, 2007. The Notes are due on February 12, 2012. Net proceeds from the placement were used to pay down the Company’s revolving credit facility.

Additionally, POOL announced that its Board of Directors has declared its regular quarterly cash dividend of $0.105 per share. The dividend will be payable on March 19, 2007 to holders of record on March 5, 2007.

At December 31, 2006, 210 sales centers were included in the base business calculations, and 64 sales centers, including the Horizon and Wickham sales centers, were excluded because they were acquired or opened in new markets within the last 15 months.

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOL operates 275 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 70,000 wholesale customers. For more information about POOL, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe, “ “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings growth. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, our ability to maintain favorable relationships with suppliers, competition from other leisure product alternatives and mass merchants, changes in the economy and other risks detailed in POOL’s Form 10-Q for the quarter ended September 30, 2006 filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
Treasurer
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005*	2006	2005*

Net sales	$318,486	$299,791	$1,909,762	$1,552,659
Cost of sales	235,581	216,580	1,369,814	1,120,211

Gross profit	82,905	83,211	539,948	432,448
Percent	26.0%	27.8%	28.3%	27.9%

Selling and administrative expenses	86,975	80,923	372,566	297,085

Operating income (loss)	(4,070)	2,288	167,382	135,363
Percent	(1.3)%	0.8%	8.8%	8.7%

Interest expense, net	4,213	2,118	15,196	6,434

Income (loss) before income taxes and equity earnings (loss)	(8,283)	170	152,186	128,929
Provision for income taxes	(3,198)	141	58,759	49,941
Equity earnings (loss) in unconsolidated investments	84	(905)	1,597	1,467

Net income (loss)	$(5,001)	$(876)	$95,024	$80,455

Earnings (loss) per share:
Basic	$(0.10)	$(0.02)	$1.83	$1.53
Diluted	$(0.10)	$(0.02)	$1.74	$1.45

Weighted average shares outstanding:
Basic	50,750	52,308	51,866	52,445
Diluted	50,750	52,308	54,662	55,665

Cash dividends declared per common share	$0.105	$0.09	$0.405	$0.34

        *  As adjusted to reflect the impact of share-based compensation expense related to the adoption of SFAS 123(R) using the modified retrospective transition method.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,	December 31,	Change
	2006	2005*	$	%

Assets
Current assets:
Cash and cash equivalents	$16,734	$26,866	$(10,132)	(38)%
Receivables, net	51,116	42,809	8,307	19
Receivables pledged under receivables facility	103,821	98,976	4,845	5
Product inventories, net	332,069	330,575	1,494	—
Prepaid expenses	8,005	5,190	2,815	54
Deferred income taxes	7,676	3,727	3,949	106

Total current assets	519,421	508,143	11,278	2

Property and equipment, net	33,633	25,598	8,035	31
Goodwill	154,244	139,546	14,698	11
Other intangible assets, net	18,726	22,838	(4,112)	(18)
Equity interest investments	32,509	29,907	2,602	9
Other assets, net	16,029	14,818	1,211	8

Total assets	$774,562	$740,850	$33,712	5%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$177,544	$174,170	$3,374	2%
Accrued and other current liabilities	35,610	73,441	(37,831)	(52)
Short-term financing	74,286	65,657	8,629	13
Current portion of long-term debt and other long-term liabilities	4,350	1,350	3,000	222

Total current liabilities	291,790	314,618	(22,828)	(7)

Deferred income taxes	15,023	13,274	1,749	13
Long-term debt	188,157	129,100	59,057	46
Other long-term liabilities	1,908	2,134	(226)	(11)

Total liabilities	$496,878	$459,126	$37,752	8%

Total stockholders’ equity	277,684	281,724	(4,040)	(1)

Total liabilities and stockholders’ equity	$774,562	$740,850	$33,712	5%

*As adjusted to reflect the impact of share-based compensation expense related to the adoption of SFAS 123(R) using the modified retrospective transition method and to correct the classification of the Company’s deferred income tax balances.

    1. The allowance for doubtful accounts was $4.9 million at December 31, 2006 and $4.2 million at December 31, 2005.
    2. The inventory reserve was $4.8 million at December 31, 2006 and $3.9 million at December 31, 2005.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Year Ended December 31,
	2006	2005*	Change
Operating activities
Net income	$95,024	$80,455	$14,569
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,162	5,410	2,752
Amortization	4,742	3,998	744
Share-based compensation	7,204	5,966	1,238
Excess tax benefits from share-based compensation	(14,627)	(13,473)	(1,154)
Equity earnings in unconsolidated investments	(2,602)	(2,386)	(216)
Other	(2,329)	(7,376)	5,047
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(5,301)	(13,394)	8,093
Product inventories	5,882	(103,579)	109,461
Accounts payable	(5,269)	41,932	(47,201)
Other current assets and liabilities	(21,876)	41,900	(63,776)
Net cash provided by operating activities	69,010	39,453	29,557

Investing activities
Acquisition of businesses, net of cash acquired	(26,662)	(89,963)	63,301
Equity interest investments	—	(3,539)	3,539
Purchase of property and equipment, net of sale proceeds	(14,777)	(8,361)	(6,416)
Net cash used in investing activities	(41,439)	(101,863)	60,424

Financing activities
Proceeds from revolving line of credit	442,495	364,383	78,112
Payments on revolving line of credit	(380,438)	(345,703)	(34,735)
Proceeds from asset-backed financing	93,347	67,133	26,214
Payments on asset-backed financing	(84,718)	(44,071)	(40,647)
Proceeds from long-term debt	—	60,000	(60,000)
Payments on long-term debt and other long-term liabilities	(1,508)	(1,350)	(158)
Payments of capital lease obligations	(257)	—	(257)
Payments of deferred financing costs	(156)	(243)	87
Excess tax benefits from share-based compensation	14,627	13,473	1,154
Issuance of common stock under stock option plans	7,220	4,481	2,739
Payment of cash dividends	(21,080)	(17,862)	(3,218)
Purchase of treasury stock	(111,118)	(32,091)	(79,027)
Net cash provided by (used in) financing activities	(41,586)	68,150	(109,736)
Effect of exchange rate changes on cash	3,883	(636)	4,519
Change in cash and cash equivalents	(10,132)	5,104	(15,236)
Cash and cash equivalents at beginning of period	26,866	21,762	5,104
Cash and cash equivalents at end of period	$16,734	$26,866	$(10,132)

*As adjusted to reflect the impact of share-based compensation expense related to the adoption of SFAS 123(R) using the modified retrospective transition method.

Addendum

(Unaudited)	Base Business		Acquired		Total
(In thousands)	Three Months		Three Months		Three Months
	Ended		Ended		Ended
	December 31,		December 31,		December 31,
	2006	2005	2006	2005	2006	2005
Net sales	$252,983	$250,597	$65,503	$49,194	$318,486	$299,791

Gross profit	64,247	68,479	18,658	14,732	82,905	83,211
Gross margin	25.4%	27.3%	28.5%	29.9%	26.0%	27.8%

Selling and administrative expenses	71,367	68,847	15,608	12,076	86,975	80,923
Expenses as a % of net sales	28.2%	27.5%	23.8%	24.5%	27.3%	27.0%

Operating income (loss)	(7,120)	(368)	3,050	2,656	(4,070)	2,288
Operating income (loss) margin	(2.8)%	(0.1)%	4.7%	5.4%	(1.3)%	0.8%

(Unaudited)	Base Business		Acquired		Total
(In thousands)	Year		Year		Year
	Ended		Ended		Ended
	December 31,		December 31,		December 31,
	2006	2005	2006	2005	2006	2005
Net sales	$1,653,475	$1,501,096	$256,287	$51,563	$1,909,762	$1,552,659

Gross profit	465,942	417,195	74,006	15,253	539,948	432,448
Gross margin	28.2%	27.8%	28.9%	29.6%	28.3%	27.9%

Selling and administrative expenses	316,617	284,443	55,949	12,642	372,566	297,085
Expenses as a % of net sales	19.1%	18.9%	21.8%	24.5%	19.5%	19.1%

Operating income	149,325	132,752	18,057	2,611	167,382	135,363
Operating income margin	9.0%	8.8%	7.0%	5.1%	8.8%	8.7%

We exclude the following sales centers from base business for 15 months:

        • acquired sales centers;
        • sales centers divested or consolidated with acquired sales centers; and
        • new sales centers opened in new markets.

Additionally, we generally allocate overhead expenses to acquired sales centers on the basis of acquired sales center net sales as a percentage of total net sales.

The effect of sales center acquisitions in the tables above includes the operations of the following:

Acquired	Acquisition Date	Period Excluded
Pool Tech Distributors, Inc.	December 2004	January - February 2006 and 2005
B&B s.r.l. (Busatta)	October 2005	January - December 2006 and October - December 2005
Direct Replacements, Inc.	October 2005	January - December 2006 and October - December 2005
Horizon Distributors, Inc.	October 2005	January - December 2006 and October - December 2005
Wickham Supply, Inc. and Water Zone, LP	August 2006	August - December 2006

EBITDA, as discussed above, is defined as net income plus interest expense, income taxes, depreciation and amortization. We consider EBITDA an important indicator of the operational strength and performance of our business, including the ability to provide cash flows to fund growth, service debt and pay dividends. EBITDA eliminates the non-cash depreciation of tangible assets and non-cash amortization of intangible assets. We believe EBITDA should be considered in addition to, not as a substitute for, operating income, net income and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States (GAAP).

The table below presents a reconciliation of net income to EBITDA.

(Unaudited)	Year Ended
(In thousands)	December 31,
	2006	2005
Net income	$95,024	$80,455
Add:
Interest expense, net	15,196	6,434
Provision for income taxes	58,759	49,941
Income taxes on equity earnings	1,005	919
Depreciation	8,162	5,410
Amortization (1)	4,871	4,290
EBITDA	$183,017	$147,449

                  (1) Excludes amortization included in interest expense, net